Convenience Translation	Exhibit 10.4

Management Services Agreement

between

Corus Aluminium Walzprodukte GmbH

- hereinafter referred to as the “Company” -

and

Mr. Alfred Haszler

§ 1 Responsibilities and Duties

(1)	Mr. Haszler is managing director (Director CARP Koblenz) of the Company. The Company reserves the right to reasonably extend or limit the scope of Mr. Haszler’s responsibilities. The Company may at any time increase or reduce the number of managing directors.

(2)	The levels of authority of the managing directors have been regulated by shareholder’s resolution dated January 31, 2001 (Annex 1). The Company may at any time extend or limit the levels of authority. Rules of procedure governing the cooperation of the managing directors have been established by shareholder’s resolution dated December 3, 1990 / January 31, 2001 (Annex 2).

(3)	Mr. Haszler shall devote all his working capacity, knowledge and skills to the services of the Company. He shall not accept salaried or unsalaried additional employments, honorary appointments, board memberships and similar positions without the Company’s consent.

§ 2 Term

(1)	This agreement begins on July 1, 2001 or earlier. It has an initial term of three years. The parties shall agree on a prolongation at least twelve months before the expiration of its term.

(2)	The shareholder may at any time revoke Mr. Haszler’s appointment as managing director and at the same time release him from his duties. In this event, Mr. Haszler’s salary and other benefits under this agreement shall be granted until the expiration of the contractual term, unless the shareholder has terminated this agreement for good cause.

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§ 3 Compensation

(1)	Mr. Haszler is entitled to a monthly salary of DM 22,600.00 plus vacation pay and Christmas allowance in accordance with the Company’s policies (annual salary approx. DM 300,000.00). The annual salary shall be reviewed and adjusted after each business year, taking into account the development of managing directors’ salaries and Mr. Haszler’s personal performance. The next review date is April 1, 2002.

(2)	Mr. Haszler is entitled to a management bonus. The amount of the bonus and if a bonus is paid at all shall be determined anew for each business year, taking into account Mr. Haszler’s personal performance and the business success of the Company, the business unit and the Corus group.

§ 4 Compensation in Case of Illness, Death or Accident

(1)	In the event of temporary incapacity of Mr. Haszler to provide services due to illness or any other reason beyond his control, the Company shall continue to pay the salary according to § 3 (1) of this agreement for a duration of seven months. 50% of the salary provided in § 3 (1) shall be paid for a duration of further five months. Sick-pay received by Mr. Haszler from health insurances will be deducted from these payments. In any event the payment of salaries shall end with the expiration of this agreement.

(2)	In the event of death of Mr. Haszler during the term of this agreement, the Company shall continue to pay the salary in accordance with § 3 (1) to his surviving spouse and to his children under the age of 30 who are still in school or education as joint creditors for the month in which the death has occurred and for six additional months.

(3)	Subject to revocation, the Company will maintain an accident insurance for Mr. Haszler’s benefit insuring the event of death with an amount equaling two times his annual salary and the event of (partial) incapacity with an amount equaling four times his annual salary.

§ 5 Vacation

Mr. Haszler is entitled to an annual vacation of 30 working days. He shall schedule his vacation after consultation with his superiors and his fellow managing directors.

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§ 6 Old Age and Survivors’ Pension

Mr. Haszler is registered with the pension insurance association Essener Verband. Old age and survivors’ pensions will be granted in accordance with Benefit Rules A (“Leistungsordnung A”) of this association. Mr. Haszler is registered with group O1 with a current contribution of DM 6,750.00. Notwithstanding § 3 (4) of the Benefit Rules, all benefits from the pension association shall be determined in accordance with this classification. Mr. Haszler is legally entitled to benefits in accordance with the Benefit Rules as amended from time to time.

§ 7 Other Benefits

(1)	The Company will provide Mr. Haszler with a “category 1” company car in accordance with the firm policies. One percent of the purchase value and commuting use of the car are subject to income tax.

(2)	Costs incurred by Mr. Haszler in fulfilling his contractual duties (including travel and business entertainment expenses) shall be reimbursed in accordance with the Company’s policies as amended from time to time.

(3)	Mr. Haszler is insured against private liability risks within the scope of the existing commercial liability insurance.

§ 8 Prohibition to Hold Participations

During the term of this agreement, Mr. Haszler shall refrain from holding any direct or indirect participation in companies which are either competitors of the Company or maintain a business relationship with the Company.

§ 9 Confidentiality

Mr. Haszler shall keep all matters of the Company strictly confidential. This obligation shall survive the termination of his employment with the Company.

§ 10 Personal Notes

In the event of a termination of his employment or a release from work in accordance with § 2 (2) hereof, Mr. Haszler shall without undue delay hand over to the Company all documents, correspondence, notes, drafts and the like, pertaining to the matters of the Company which are still in his possession. Mr. Haszler is not allowed to exercise a right of retention with regard to these documents.

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§ 11 Preventive Medical Check Up

At the Company’s request Mr. Haszler will undertake a medical check up – if required on a regular basis – by a physician chosen by the Company. Mr. Haszler will release the physician of his professional secrecy towards the Company’s medical officer. The cost of the medical check up will be borne by the Company.

§ 12 Inventions

Inventions made by Mr. Haszler during the term of his employment or thereafter shall be treated in accordance with the applicable laws. Furthermore, unless prohibited by law, Mr. Haszler will make available to the Company all inventions made within two years after the termination of his employment if such inventions stem from with his services for the Company or are significantly based on the Company’s know-how or operations.

§ 13 Data Protection

Mr. Haszler hereby agrees to the processing (storage, transmission – including transmission to the shareholder or shareholders of the shareholder – amendment or deletion) of his personal data within the meaning of the Federal Data Protection Act required in connection with his employment. Compliance with the Federal Data Protection Act will be secured.

§ 14 Miscellaneous Provisions

(1)	Should any provision of this agreement be invalid, the validity of the other provisions shall not be affected thereby. The parties shall replace such invalid provision by a valid provision which corresponds as closely as possible to the intention and purpose of the invalid provision.

(2)	Changes and amendments of this agreement, including this sentence, must be made in writing to be valid.

(3)	Place of jurisdiction is Koblenz.

Koblenz, January 31, 2001

Corus Deutschland GmbH

in its capacity as shareholder of

Corus Aluminium Walzprodukte GmbH

[Signature] [Signature]

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G. Buddenbaum                    Dr. K. Dielmann

Agreed                [Signature]

                            Alfred Haszler

Convenience Translation

Annex 1

Levels of Authority

In its capacity as shareholder of Corus Aluminium Walzprodukte GmbH, Corus Deutschland GmbH has passed a resolution on the following regulation for the managing directors of Corus Aluminium Walzprodukte GmbH:

1.	Basic Rule

The managing directors are required to conduct the business of Corus Aluminium Walzprodukte GmbH in accordance with the laws, the articles of association and the resolutions and directives of the shareholder. All measures which are beyond the ordinary scope of business require the shareholder’s prior consent. The superior represents the shareholder towards the managing directors and has to be informed of all important occurrences comprehensively and timely.

2.	Transactions Requiring Consent

The following transactions and business dealings require the shareholder’s prior consent, even if they occur within the ordinary scope of business:

2.1	Real Property Transactions

Acquisition, sale or charging of real property.

2.2	Lease and similar Agreements

a)	Lease agreements and similar agreements regarding the company’s property if the book value of the leased item exceeds EUR 77,000.00 or if the term of the agreement exceeds one year.

b)	Lease agreements and similar agreements regarding third parties’ property if the annual rent exceeds EUR 52,000.00 or if the term of the agreement exceeds one year.

2.3	Finance

a)	Opening and termination of bank accounts.

b)	Execution of loan agreements of any kind; with the exception of:

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aa)	Short-term borrowings within the credit lines approved by the shareholder.

bb)	Granting of loans and advance payments to employees in accordance with HR policies G 1000 and G 2000.

c)	Sureties and guarantees in favor of third parties.

2.4	Human Resources

a)	Employment and dismissal of non-pay-scale employees.

b)	Adjustment of salary and other benefits of non-pay-scale employees with an annual remuneration exceeding EUR 52,000.00.

c)	Major changes of the organization structure.

d)	Creation and filling of new white collar positions.

e)	Granting of registered authority to represent the company (“Prokura”).

f)	Collective agreements (unless it is an individual regulation).

g)	Establishment and amendment of HR directives and HR systems.

2.5	Insurances

Insurance agreements of whatsoever kind with the exception of transport insurance which is subject to general approval granted.

2.6	Legal Proceedings and other Legal Matters

a)	Initiating of legal proceedings if the value exceeds EUR 26,000.00.

b)	Registration of patents, utility models and trade marks.

c)	Initiating of proceedings by a public authority outside the ordinary scope of business.

2.7	Memberships

Memberships in associations.

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2.8	Annual Accounts

Establishment of the annual accounts, in particular the passing pf resolutions on all matters of accounting policies which are within the company’s discretion.

2.9	Investments

Investments exceeding EUR 52,000.00 in the individual case. Additionally, the group’s investment directives shall apply.

2.10	Major Changes of the Business

Acquisitions, closedowns and other major changes of the business.

2.11	Sales

Agreements to sell, if

a)	the purchase price exceeds EUR 15 million or

b)	the company is bound for more than one year or

c)	the purchase price is fixed for a term of more than twelve months or

d)	the company is to give warranties beyond its general terms and conditions of sale.

2.12	Procurement

Purchase agreements if the value exceeds EUR 3 million or if the company is bound for more than one year. Exempt are purchase agreements pertaining to approved investments.

2.13	Derivatives

Any use of derivatives like futures, put or call options.

2.14	Other Agreements

All other agreements with a value exceeding EUR 256,000.00 or agreements by which the company is bound for more than one year.

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2.15	Advertising / PR

All activities regarding image promotion. Product advertising has to comply with design guidelines of Corus plc.

2.16	Press Releases

All press releases and other media publications.

2.17	Agreements with Competitors

Swap agreements and other agreements with competitors.

2.18	Group Agreements

All agreements and understandings with other companies belonging to Corus Aluminium group.

2.19	Tax

All tax returns and other declarations towards tax authorities.

2.20	Charitable Donations and Gifts

All charitable donations, gifts and the like exceeding EUR 1,500.00. Donations to political parties and related organizations are not allowed.

2.21	Credit Limits

The granting of trade credits unless approved in the credit directive.

Koblenz, February 13, 2001

Corus Deutschland GmbH

in its capacity as shareholder of

Corus Aluminium Walzprodukte GmbH

[Signature]                                [Signature]

G. Buddenbaum                         Dr. K. Dielmann

Convenience Translation

Annex 2

Rules of Procedure

for the Managing Directors

of Corus Aluminium Walzprodukte GmbH

The management of Corus Aluminium Walzprodukte GmbH consists of more than one managing director. The cooperation between the managing director is governed by the following rules of procedure.

1.	Authority of the Management

The managing directors will conduct the business in accordance with the articles of association, this rules of procedure and the shareholder’s resolution on the levels of authority (Schedule 1).

2.	Joint Responsibility

Within the scope of their authority, the managing directors bear the joint responsibility for the management of the company. They will cooperate amicably and keep each other informed of major activities and incidents in their business unit.

3.	Joint Management

Each managing director independently heads his business unit. However, the managing directors decide jointly on matters of principal or major significance or matters concerning the business units of more than one managing director. Matters requiring the shareholder’s consent pursuant to Schedule 1 shall always be considered matters of principal or major significance.

4.	Objection Right

Each managing director has the right to object to the execution of measures by any other managing director in the other managing director’s business unit. Such measures must be suspended until all managing directors have jointly decided on the dispute, as the case may be by calling in the superior.

5.	Urgent Matters

The competent managing director may carry out measures and transactions requiring the consent of all managing directors pursuant to this rules of procedure without such consent if, in his reasonable assessment, immediate action must be taken to prevent the company from severe disadvantages.

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6.	Meetings

As a general rule, meetings of the managing directors shall be held on a weekly basis.

7.	Participation of other Persons

Department heads shall participate in the deliberations of the managing directors if the matter discussed belongs to their field of responsibility. Furthermore, they shall be invited to participate in the meetings on a monthly basis in order to optimize the internal communication.

8.	Quorum

The meeting may pass resolutions if the managing directors attend the meeting [sic!]. If one managing director is not present, his written or oral consent regarding matters of principal or major significance shall be obtained. If no managing director objects, decisions may be passed by circulation procedure.

9.	Resolutions

Resolutions of the managing directors shall be passed with the votes of all present managing directors. Decisions pertaining to the business unit of a managing director who is not present may only be passed if the managing director concerned approves of the decision. If the required unanimous vote cannot be obtained, each managing director may demand that the matter be referred to the head of the divison Corus Aluminium Rolled Products.

10.	Communication with the Head of Division CARP

The managing directors establish a permanent close contact with the head of the division and inform him comprehensively and timely of all matters of principal or major significance. In exceptional cases, matters pertaining to the business unit of an individual managing director may be addressed directly to the head of the division.

Koblenz, January 31, 2001

Corus Deutschland GmbH

in its capacity as shareholder of

Corus Aluminium Walzprodukte GmbH

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[Signature]                         [Signature]

G. Buddenbaum                 Dr. K. Dielmann